EXHIBIT 10
WARWICK VALLEY TELEPHONE COMPANY
47 Main Street
P.O. Box 592
Warwick, New York 10990-0592
September 2, 2005
Mr. Larry D. Drake
10 Patriot Way
Glenwood, NJ 07418

Re: Separation Agreement
Dear Larry:
     This letter explains the separation benefits available to you and what you need to do to receive them. When you sign this letter, it will constitute the Agreement between you and Warwick Valley Telephone Company (hereinafter referred to as the “Employer”) on the terms of your separation from employment with the Employer.
Your employment terminated effective July 13, 2005.
You will be paid your earned salary and all other amounts the Employer owes to you through the date of your termination. This payment will be made according to the Employer’s regular payroll schedule and practices.
Except as described in paragraph 6(iv) below, all of your group insurance benefits and all other benefits of employment will end on your last day of work. You will receive by separate cover information regarding your rights to health insurance continuation at your expense, and your retirement benefits. To the extent that you have such rights, nothing in this Agreement will impair those rights.
By signing this letter, you agree that, with the exception of the payments and/or benefits to be made pursuant to paragraph 6(i) through and including paragraph 6(v) of this Agreement, upon receipt of the payment described in paragraph 2, you will have received all wages, benefits and other compensation due to you based upon your employment with the Employer.
You have returned or will immediately return to the Employer all property of the Employer that is in your possession, including any information you have (in whatever form) about the Employer’s practices, procedures, trade secrets, customer lists, or product marketing. Such materials include the company vehicle, all credit cards, keys, passwords, documents, photographs, notebooks, computer programs, price lists, customer lists, samples, lists of suppliers and all other materials (as well as all copies) relating in any way to the business of the Employer. Notwithstanding anything to the contrary contained herein, it is specifically understood and agreed that the Employer is providing you with a laptop computer and NexTel cellular telephone (both of which are currently in your possession) without charge, and that ownership of said laptop computer and cellular telephone is hereby transferred to you.

Although you are not otherwise entitled to it, in consideration of your acceptance of this Separation Agreement, the Employer will provide you with the following:
A separation benefit of $98,863.97, less customary payroll deductions. This separation payment is equivalent to 7 months (or equivalent to 30 1/3 weeks) of your current base rate of pay.
A supplemental separation benefit in the gross amount of $153,962.29 less withholdings. This will be payable in a lump sum as soon as practicable after the effective date of this Agreement as defined in paragraph 20 below and in no event later than December 31, 2005.
The separation benefit described in paragraph 6(i) will be paid weekly, in accordance with the Employer’s regular payroll schedule and practices. These payments will commence with the first regular pay period after the “effective date” of this Agreement as defined in paragraph 20, below. All payments under said paragraph 6(i) will be completed on or about March 7, 2006, but no later than March 15, 2006.
Your Group Life and AD&D insurance, long term disability insurance, telephone and toll services, DSL/Dial Up Internet Service and Digital TV service will continue through February 28, 2006. (Note: Since you were not enrolled in the Employer’s group health or dental plan, you are not eligible for COBRA coverage.) In the event that, on or prior to February 28, 2006, you re-locate your residence outside of the coverage area for DSL/Dial Up Internet Service and Digital TV service currently provided by the Employer, then the Employer shall be under no further obligation to make payment for such services.
Eligibility to receive all other retirement benefits under the Employer’s policies and plans, in accordance with the terms of such policies and plans, including your calculated retirement benefit under the Warwick Valley Telephone Company Retirement Plan for Management Employees (the “Plan”). Your calculated retirement benefit under the Plan is $13,607 per year. This benefit is subject to adjustment as provided in the Plan.
In the event that the Employer receives an inquiry from any person or entity with respect to your former employment with the Employer, the Employer shall provide a “Letter of Reference” (as set forth in Attachment “A” annexed hereto) to any such person or entity. Such letter shall be provided to you also upon execution of this Agreement and no other statement shall be made to any such person or entity making inquiry of the Employer or to any person or entity employed by or representing the Employer.
Except as otherwise set forth in this paragraph 8, you agree that by signing this Agreement you will give up your right to bring any legal claim against the Employer of any nature. The claims that you are giving up include, but are not limited to, claims related in any way, directly or indirectly, to your employment relationship with the Employer, including your separation from employment. This Separation Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims that you may have against the Employer, except as specifically provided otherwise in this Agreement.
     Specifically, you agree to fully and forever release all of your legal rights and claims against the Employer, whether or not presently known to you and including future legal rights and claims if based in whole or in part on acts or omissions occurring before you deliver this signed Agreement to the Employer. You agree that the legal rights and claims that you are giving up include, but are not limited to, your rights, if any, under all State and federal statutes that protect you from discrimination in employment, such as the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Equal Pay Act, the New York Human Rights Law and any similar State or local statute, regulation or order. You also agree that the legal rights and claims that you are giving up include your rights, if any, for unpaid wages or benefits under all State and federal statutes such as the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement and Income Security Act (ERISA), the New York Labor Law and any similar State or local statute, regulation or order. You agree that the legal rights and claims that you are giving up include all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission or misrepresentation. You also agree that you are giving up and forever releasing any right that you may have to attorneys’ fees for any of the foregoing rights and claims.

     You agree that the release described in this paragraph 8 applies not only to the Employer, but also to the Employer’s predecessors, and past, current and future subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns. You also agree that this Agreement may be used as a complete defense in the future if you bring any claim that you have released in this paragraph 8.
     The claims that you are giving up and releasing do not include your vested rights, if any, under any qualified retirement plan in which you participate, and your COBRA, unemployment compensation and worker’s compensation rights, if any. Nothing in this release shall be construed to constitute a waiver of (a) any claims you may have against the Employer that arise from acts or omissions that occur after the date you sign this Agreement, (b) your right to file an administrative charge with any governmental agency where the waiver of that right is prohibited by law, (c) your right to participate in any administrative or court investigation, hearing or proceeding, or (d) your right to enforce the terms and conditions of this Agreement in a court of competent jurisdiction as set forth in paragraph 16 hereof. You agree, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages or attorneys fees as a result of any such administrative charge or proceeding. In addition, this release does not affect your rights as expressly created by this Agreement, and does not limit your ability to enforce this Agreement.

You will not, unless required or otherwise permitted by law, disclose to others any information regarding the Employer’s proprietary practices, procedures, sales, marketing, and trade secrets. You agree to keep and treat all such information as proprietary and confidential.
You also agree that for a period of one year following the effective termination date, you will not, directly or indirectly, on behalf of yourself or any other person or entity, solicit or recruit any employees of the Employer to leave the Employer and/or perform work or services for another employer.
The terms of this Separation Agreement, the benefit being paid under it or the fact of its payment, are confidential and may not be disclosed by you except that you may disclose this information to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must. In addition and notwithstanding anything to the contrary contained herein, you may also disclose the terms of this Separation Agreement, the benefit being paid under it or the act of its payment where you are required or compelled to do so by subpoena, an order of any judicial, quasi-judicial or administrative body, and/or where you are otherwise required to do so by law.
You agree that neither payment by the Employer of the amounts set forth in paragraph 6, nor any other term or condition of this Agreement, shall be construed by either you or the Employer, at any time, as an admission of liability or wrongdoing by the Employer.
You agree that you will not directly or indirectly make, or cause to be made, written or oral statements or other form of communication that is derogatory or disparaging to the Employer or its officers, directors, shareholders or employees.
The rights and benefits of the Employer under this Agreement shall be transferable to or enforceable by the Employer’s successors and assigns. You agree that this Agreement also binds all persons who might assert a legal right or claim on your behalf, such as your heirs, personal representatives and assigns, now and in the future. In addition, your rights and benefits under this Agreement shall be enforceable by your heirs, executors, representatives, administrators, successors and assigns, and same shall inure to their benefit.
You agree that the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
You agree that no promise, inducement or other agreement not expressly contained in this Separation Agreement or referred to in this Agreement, has been made conferring any benefit upon you. You also agree that this Agreement contains the entire agreement between you and the Employer with respect to any benefit conferred upon you. All prior agreements, understandings, representations, oral agreements and writings are expressly superseded hereby and are of no further force and effect, and you expressly agree that you are not relying on any representations that are not contained in this Agreement. This Agreement is entered into, governed by and construed in accordance with the laws of the State of New York. The Supreme Court of the State of New York, County of Orange and/or the United States District Court for the Southern District of New York are hereby designated as the two forums in which any action or proceeding arising from or in any way connected to this Agreement may be commenced, and the parties hereto hereby expressly consent to the personal jurisdiction of said courts.
You agree that you are voluntarily signing this Agreement, that you have not been pressured into agreeing to its terms and that you have enough information to decide whether to sign this Agreement. If, for any reason, you believe that this Agreement is not entirely voluntary, or if you believe that you do not have enough information, then you should not sign this Agreement.
You have up to 21 calendar days from the date of this letter to accept the terms of this Separation Agreement and return it to me. You may accept and return the Agreement at any time within those 21 days, but you are not required to do so and you may take the entire 21-day period.
You are advised to consult an attorney about this Agreement.
After you have accepted this Agreement, you will still have an additional 7 calendar days in which to revoke your acceptance. To revoke, you must send me a written statement of revocation by registered mail, return receipt requested. If you do not revoke, the 8th day after the date of your acceptance will be the “effective date” of the Agreement, and you may not thereafter revoke it.
     To accept this Agreement, please date and sign this letter and return it to me. (An extra copy for your files is enclosed.)

Sincerely,

Zig Nowicki, CCP
Director of Information Technology
and Human Resources
By signing this letter, I acknowledge that I have had the opportunity to review this Separation Agreement carefully with an attorney of my choice. I have read this Agreement, I understand its terms and I voluntarily agree to them.
Dated: July 13, 2005

/s/ Larry D. Drake
Larry D. Drake